Second Quarter 2009 Earnings
Conference Call
April 30, 2009

Pat Davidson

Good morning and thanks for joining us. Earlier today, we published our second quarter results for fiscal 2009. A copy of the release is available on our website at www.oshkoshcorporation.com. Today’s call is being webcast and is accompanied by a slide presentation, which is also available on our website. The audio replay and slide presentation will be available on our website for approximately 12 months. Please refer now to slide 2 of that slide presentation.

Our remarks that follow, including answers to your questions, include statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are subject to risks that could cause actual results to be materially different. Those risks include, among others, matters that we have described in our Form 8-K filed with the SEC this morning and other filings we make with the SEC. We disclaim any obligation to update these forward-looking statements, which may not be updated until our next quarterly earnings conference call, if at all.

On March 31, we announced that we would be recording non-cash asset impairment charges of approximately $1.2 to $1.5 billion in our second fiscal quarter. The actual amount of the impairment charges totaled $1.20 billion, pre-tax, and $1.17 billion, net of tax. Unless stated otherwise, all figures and data that we discuss today will relate to our performance excluding the non-cash asset impairment charges. For the purposes of our discussion today, we believe that excluding the impairment charges is the best way for you, the participants on this call, to better understand our operating performance.

A reconciliation of these non-GAAP measures to the most comparable GAAP measures can be found in the last slide of our presentation as well as in our earnings release, both of which are available on our website.

Presenting today for Oshkosh Corporation will be Bob Bohn, our Chairman and Chief Executive Officer; Charlie Szews, President and Chief Operating Officer; and Dave Sagehorn, Executive Vice President and Chief Financial Officer.

Let’s begin by turning to slide 3 and I’ll turn it over to Bob.

Bob Bohn

Proactive Management Continued

Thank you, Pat. Good morning and thank you all for joining us today. Oshkosh, similar to most companies, continues to face a series of challenges caused by weak end markets and other factors that are related in some way to the global recession and tight credit availability. In response to these challenges, we are continually striving to capture potential sales opportunities, reduce our cost structure and drive cash flow generation to sustain the business during these uncertain times.

There were several notable activities completed by Oshkosh during the quarter that demonstrate our proactive management during these difficult times. One of the most important for many of our investors was the amendment to our credit agreement. Obviously, we would have preferred to avoid seeking an amendment, but we are pleased with the outcome, especially given the difficult credit environment in which we were negotiating.

In connection with the amendment of our credit agreement, we agreed to limit capital spending and dividends. Our Board has subsequently decided to suspend payment of dividends at this time.

We continued work on cost reduction actions during the quarter, raising our expected fiscal 2009 overhead and operating expense savings from $150 million to more than $200 million. We expect to achieve this higher level of cost reduction by implementing comprehensive actions that touch all areas of the company. Since our last earnings call in January, we have reduced wages for all salaried domestic employees, with larger wage reductions at the senior executive level. Furthermore, we have:

•	Eliminated all bonuses for fiscal 2009,
•	Implemented periodic furloughs for salaried and production employees at corporate and in most businesses in the company,
•	Eliminated our 401(k) match for fiscal 2009 for most employees, and
•	Implemented further reductions to marketing, information technology, travel and other spending.

We’ve also reached agreements with our suppliers to roll back virtually all material cost increases that were granted in fiscal 2008 and early fiscal 2009, when commodity costs were rising sharply. We expect the benefits of lower negotiated costs to phase in over the remainder of fiscal 2009 as we burn off inventories of higher cost materials. This was a significant effort. I thank our team and our supply chain partners for supporting us in this important project.

The efforts of our supply chain professionals are being matched by our sales teams as they pursue additional revenue opportunities. Our sales teams are focused on every potential profitable sale and I am proud of their drive and determination. We are continuing to see share gains in several of our key markets, which we would expect, as many customers tend to migrate to market leaders in challenging times.

Additionally, we’ve been accelerating our lean activities and are pleased that we’ve been making strides in improving our production lead-times at a number of our businesses. These improvements allow us to be more flexible and responsive to the volatile demand we’ve experienced during this recession.

We also continued to focus on cash generation. We were able to reduce our inventories by $75 million in the second quarter. That’s no small feat when considering that demand in some of our businesses was down 70% to 80% in the quarter. This reflects improvements to our sales, inventory and operations planning processes as we seek to be more nimble to react to changing demand. And, we have sold and offered for sale various facilities that have been idled during this downturn. We will continue to pursue every avenue for cash generation.

We believe that our actions to reduce costs, coupled with our sales and cash flow outlook and recent amendment to our credit agreement, will allow us to weather the current economic storm. We will simply do what is necessary to work through this period of prolonged economic weakness.

Let’s turn to the next slide and review the quarter.

Oshkosh Fiscal Q2 2009 Results

Our sales in the second fiscal quarter reflect what has been happening with the broader economy. Significant sales growth in our defense segment as well as certain other businesses wasn’t enough to overcome significantly lower sales in many of our other businesses, particularly those with exposure to construction markets. For the quarter, we reported net sales of $1.3 billion, a decline of 26.9% from last year’s second quarter. Our lower sales led to operating income of $22.6 million and a net loss of $17.7 million, excluding the non-cash impairment charges of $1.20 billion that we took in the quarter.

We’re obviously disappointed with the need to record these impairment charges, but the greater severity of the global recession compared to our previous expectations coupled with a near-term outlook for a number of our businesses that is lower than we previously anticipated and our low share price over a prolonged period of time led us to test for impairment. At the end of the second quarter, our share price had been below book value for approximately six months, which is generally viewed as the point at which this becomes an indicator of impairment. We continue to believe that our Company and our market leading businesses have strong, long-term prospects and will perform well in the next economic upturn. We had a very successful track record prior to this deep recession, and we will put forth every effort to restore that track record going forward.

In spite of the disappointing results in the second quarter, we used available cash to reduce our debt by $174.4 million in the quarter and we remain committed to driving additional debt reduction in the remainder of fiscal 2009. I mentioned that our inventories were down sequentially $75 million since last quarter and they were down more than $250 million since last year’s second fiscal quarter. We must remain diligent and focused as we work to continue reducing this component of working capital.

Please turn to slide 5 and I’ll provide our view on current business conditions.

Fiscal 2009 Business Conditions

Looking ahead into the second half of fiscal 2009, we expect first half trends to largely continue. Namely, we have strong backlogs in defense, fire apparatus, airport products and domestic refuse collection vehicles to permit these businesses to perform well in the second half of fiscal 2009. And, we have multiple new sales opportunities in these businesses, from the Mine Resistant Ambush Protected (“MRAP”) All-Terrain Vehicle or (“M-ATV”) competition in our defense segment to compressed natural gas conversions in our commercial segment, as well as lean initiatives to further enhance performance.

Conversely, our access equipment and concrete placement businesses are facing more severe downturns than at any time in their histories. General economic weakness and tight credit are also hurting sales in these and most of our other product lines.

So, we plan to do what it takes over the next 6-12 months to manage through the worst recession since the Great Depression and lay the groundwork for all our businesses to emerge stronger in the eventual economic recovery.

With that, I will turn it over to Charlie for a more detailed discussion by segment.

Charlie Szews

Thanks Bob. Please turn with me to slide 6 and we’ll get started.

Access Equipment

In the second quarter, we experienced the full force of the global recession in our access equipment segment. Never before has JLG experienced as rapid a decline in demand as in this recession. Equipment sales were down roughly 80% in Europe, 70% in North America and 70% in the rest of the world in the second quarter. Our sales teams were on every major deal, but passed on some that just made no economic sense. There remains too much inventory in the industry, and that is driving some desperate deal making. We were forced to make multiple downward adjustments to our production schedules during the quarter to reflect much lower demand than we had expected.

We believe that equipment utilization and rental rates, which were down only modestly in our first fiscal quarter, are now noticeably lower. Limited credit availability and general uncertainty about the economy have forced some customers to the sidelines, while others have chosen to conserve their capital and age their rental fleet assets.

Now, we do expect a small seasonal uptick in our access equipment business in our third fiscal quarter as weather permits more construction activity and refurbishment. And, recent openings of modest sales and service centers in Sao Paulo, Brazil, Perth, Australia, New Delhi, India and Singapore should support our sales efforts in markets that are relatively solid, or just beginning to understand the value proposition from the use of access equipment.

As we consider where and when the U.S. stimulus package might impact our businesses, we do not expect to realize any substantial positive impact to our access equipment business in fiscal 2009. However, we are hopeful that projects funded with stimulus package money will start and contractors will begin buying and renting JLG equipment for use sometime in our fiscal 2010. At this time, we cannot make an estimate on how much that impact would be in terms of revenues.

We were aggressive in addressing the economic downturn by lowering staffing levels early, generally reducing our cost structure and curtailing production. Bob described the results of additional rounds of cost reductions during the quarter in response to sustained weak demand, as well as our efforts to roll back material cost increases granted in fiscal 2008. We’ve now reduced staffing at JLG by more than 40%, and greater than 50% on a full-time-equivalent basis when considering production shutdowns and furloughs. We will do what’s necessary to manage this business during this deep recession, but as the industry leader, we will retain critical support for our customers.

Please move with me to slide 7 and let’s take a look at defense.

Defense

There is a lot of good news in our defense segment, which posted another strong quarter driven by new vehicle sales. We welcomed a new segment president, Andy Hove, into the company and put him to work right away, getting involved in our efforts to retrofit many of the U.S. Department of Defense (“DoD”), MRAP vehicles with our TAK-4™ independent suspension, our M-ATV bid as well as other opportunities. We expect Andy to help elevate our performance in some of these and other defense contract competitions, and we are excited to have him on board.

We were pleased to announce two weeks ago, a $122 million subcontract to upgrade Force Protection Inc. MRAPs with our TAK-4 independent suspensions. Our TAK-4 outperformed other suspension alternatives in off-road competition, and provided significant improvement to MRAP mobility in even the toughest terrains. This is the same suspension that has made our Medium Tactical Vehicle Replacement or “MTVR” for the Marine Corps a preferred choice for off-road missions and has improved the capability of numerous Pierce fire trucks and Oshkosh aircraft rescue and firefighting vehicles. We are actively testing this suspension on another MRAP vehicle and would be proud to support the troops if we are called upon for the retrofit of this and other MRAP models.

We have a solid backlog in defense and the recent fiscal 2009 supplemental funding request gives us visibility well into our next fiscal year. If the president’s supplemental request were to be passed as it currently has been published, we would have capacity to supply the vehicles in the request and have capacity for additional products, should we win any of the competitions that we are currently involved in.

We continue to pursue the M-ATV competition. The program calls for a minimum of 2,080 vehicles, and at this time, we anticipate a final decision sometime in May or June. Whether the decision is for a lone supplier or a dual source, we are ready and more than able to supply the DoD what they would need. Our M-ATV delivers extreme off-road mobility and features armor from Plasan, the company that has supplied armor for more than 5,000 MRAPs. Also, our vehicle features the same TAK-4 independent suspension currently being retrofitted onto existing MRAPs.

Finally, we delivered five MTVR-based units to the Australian Defence Force (“ADF”) in the first week of April for the Land 121 competition. To remind you, the ADF basically reopened this competition when the initial preferred bidder was unable to deliver a truck that adequately met the requirements. These vehicles will be tested for approximately 9 months, and then the ADF will inform us of the next phases of the competition.

I’d like to close the defense update by thanking John Stoddart for his many years of hard work, dedication and leadership of our defense segment. John retired as president of the segment in February after nearly 14 years of service with Oshkosh and while his gregarious presence will be difficult to replace, we believe we have the right leader in Andy Hove.

Please turn to slide 8 to discuss our fire & emergency segment.

Fire & Emergency

Pierce fire apparatus and our airport products business both experienced another strong quarter as they continue to outperform the competition in difficult markets.

While we have a full backlog at Pierce for fiscal 2009, we did start to see the slowdown in order rates that we talked about on the last conference call. However, we expect Pierce to continue to gain share in this weaker municipal spending environment as we capitalize on multiple recent product launches and an energized sales team.

Both Pierce and Medtec were well represented last week at the 2009 Fire Department Instructors Conference show in Indianapolis. Pierce continues to stand out in the industry with fifteen new and exciting products. Most notably are the Responder, a value-priced commercial pumper launched to serve the needs of firefighters in rural locations, another extension to the PUC lineup with a 105’ steel ladder and a rear mount 100’ aluminum platform aerial.

The airport products business once again had brisk order activity in the second fiscal quarter, particularly in international markets to support global airport expansion and replacement needs. The longer term outlook for this business remains strong, in part, because we are confident in our belief that airport building projects in non-U.S. markets will continue. For example, China’s airport authority has not stopped building new airports and the country is still expected to add more than 90 new airports by 2020.

Several businesses in this segment continue to be challenged in the current economic environment. We’re focused on driving operational improvements at these businesses, and pursuing adjacent markets, to help improve their profitability in both good times and in bad.

Please turn to slide 9 for a discussion of our commercial segment.

Commercial

Much like the situation affecting our access equipment business, our concrete placement business is facing an industry that is simply not spending on new equipment. Since our last conference call, we’ve continued to work on lowering the cost structure in this business with an objective of driving profitability during difficult times. We are the market leader in North American concrete mixer sales and will continue to do the things we believe we need to do to weather the current storm, until the eventual upturn in the market. Our service truck business is also experiencing weak demand for its products as the economy has impacted more and more businesses.

Domestic refuse collection vehicle (“RCV”) demand remains relatively stable in a market that has started to feel the effects of the weak economy and softer municipal spending. Our strong position with larger private fleet customers is aiding our performance. Additionally, we recently received our first order for RCVs from New York City and we expect to begin shipping those units in our third fiscal quarter. We continue to be cautious; however, as we believe the economy could increasingly impact orders in this business.

We continue to be excited by customer response to our compressed natural gas (“CNG”) vehicles. We are seeing more and more requests for reduced emissions CNG-powered vehicles. We are uniquely positioned to offer these configurations to companies and municipalities that are looking for economical solutions with reduced emissions. McNeilus just won a bid with Groot in the Chicago area for 20 vehicles and we are involved in several other CNG bid competitions.

With respect to any impact from the U.S. government’s economic stimulus package, we have a positive outlook for this segment, but it’s a mixed bag for timing. Much like what we said regarding our access equipment business, we do not expect significant impact in fiscal 2009 for our concrete products business. We are more optimistic that 2010 will bring projects that should create demand for batch plants and mixer trucks. Furthermore, we are excited about direct and indirect stimulus funding for alternative fuel vehicle purchases, especially for our CNG-powered RCVs. Exact amounts and timing are tough to predict at this time, but we think that there will be some amount of sales in fiscal 2009 that will result from this funding.

To wrap up in this segment, I’ll note that we’re making progress in improving efficiencies at the Geesink Norba Group as we consolidate manufacturing in The Netherlands. We are in the process of further reducing staffing at this business.

That’s a brief overview of our operations. Dave, please take it from here.

Dave Sagehorn

Thanks Charlie and good morning everyone.

Please turn to slide 10.

Credit Agreement Amendment Highlights

Before I take you through our financial results, I would like to review the highlights of the recently completed amendment to our credit agreement.

Of course, the reason we completed the amendment was to provide ourselves with headroom under our financial covenants, namely our leverage and interest coverage ratios. Since we completed the amendment, we’ve been asked about how much room we have under our covenants. Credit markets currently aren’t conducive to setting covenant levels that you can drive a truck through, but we’re committed to doing what we believe it will take to avoid violating a covenant. The non-cash impairment charges we recorded in the second quarter have no impact on our financial covenants or on our cash flow.

Post-amendment, our interest rate spread is LIBOR+600 basis points, or approximately 450 basis points higher than immediately prior to the amendment. For much of the past year, our LIBOR spread was 175 basis points, so on a blended basis, the new spread is closer to 425 basis points higher compared to the prior 12 months. And we don’t have a LIBOR floor. This rate will go up by another 50 bps if we are downgraded and put on negative watch by either Moody’s or S&P. The approximately $20 million in fees that we paid upfront for the amendment are being amortized over the remaining life of the credit agreement.

The amendment also limits our ability to make capital expenditures, pay dividends and make acquisitions.

As Bob noted earlier, we’re pleased to have the amendment behind us.

Now, let’s turn to slide 11 and take a look at our financial performance.

Consolidated Results

Consolidated net sales of $1.3 billion for the second fiscal quarter were down 26.9% compared to the second fiscal quarter of last year, as increased sales in our defense and fire & emergency segments were not enough to offset significantly lower sales in our access equipment and commercial segments. The decline in operating margin was primarily due to significantly lower absorption of fixed costs due to lower sales, higher priced materials that are still working their way through the system, especially at our access equipment segment and an adverse sales mix. We also recorded $3.8 million of restructuring costs in the quarter. Partially offsetting these items were lower operating expenses as a result of our cost cutting efforts. Operating expenses in the second fiscal quarter were 23.2% lower than the prior year quarter. In total, we recorded a net loss per share for the quarter of $0.24.

Interest expense decreased by $12.6 million in the second fiscal quarter compared to the prior year quarter due to lower debt outstanding and lower interest rates prior to completing our credit agreement amendment. Interest expense will go up substantially beginning with our third fiscal quarter, despite lower borrowings, as a result of the amendment to our credit agreement.

We recorded a tax benefit in the quarter of $3.3 million, or 15.7% of the pre-tax loss. The reduction in the effective tax rate from more typical levels was largely the result of the reversal of a portion of a European tax incentive. This was partially offset by discrete tax benefits during the quarter related to the Company’s other foreign operations.

As Bob mentioned earlier, we paid down $174.4 million in debt during the quarter and had $107.7 million of cash and short term investments on-hand at March 31. The whole Oshkosh team remains fully committed to delivering debt reduction in both up and down markets.

Now, let’s take a look at each of the segments in detail.

Please turn to slide 12.

Access Equipment

Access equipment sales were $249.2 million in the second fiscal quarter, down 69.4% compared to the same period last year. The new equipment sales decline was most severe in our Europe, Africa and Middle East (“EAME”) region, which was down about 80%. Equipment sales in North America and the rest of the world were each down about 70% in the quarter. Sales of aerial work platforms, which generally have higher margins than telehandlers, were down a greater percentage than telehandlers as a decrease in non-residential construction continued to catch up to the downturn in residential construction.

The segment recorded an operating loss of $49.1 million, compared to operating income of $123.6 million in the prior year quarter. Similar to the first fiscal quarter of 2009, operating margin was negatively impacted by sharply lower volumes and the related under absorption of fixed costs, unrecovered material cost increases, which negatively impacted margins by approximately 700 basis points, and a product mix shift to a higher percentage of lower margin telehandlers. While steel and other commodity costs have decreased and we are now buying at levels that are comparable to last year’s costs before the run up in commodity costs, the access equipment segment still has a significant portion of its inventory that is comprised of higher cost material that will need to work through the income statement. Our cost reduction efforts have helped to offset some of the impact of lower sales in this segment.

Backlog for access equipment was $98.5 million at March 31, 2009, a decrease of 89.1% compared to March 31, 2008. The current backlog reflects the extremely cautious approach customers are taking at the current time.

Please turn to slide 13.

Defense

Defense segment sales were $590.2 million, up 30.9% compared to last year’s second fiscal quarter, due to continued strong demand from the DoD for new trucks. Operating income increased 25.7% to $75.0 million, compared to $59.7 million in the prior year quarter.

Operating income margin in the quarter declined to 12.7%, compared to 13.2% in the second quarter of fiscal 2008. The decrease in operating income margin was largely a result of a higher percentage of sales this quarter from truck shipments under the lower margin Family of Heavy Tactical Vehicles (“FHTV”) contract, as well as costs to support several programs that our defense group is pursuing.

Backlog in this segment was $2.4 billion at March 31, 2009, up 60.6% compared to March 31, 2008. The increase in backlog was largely the result of several large contract awards for our FHTV products.

Please turn to slide 14.

Fire & Emergency

Turning to fire & emergency, sales increased by 7.7% to $293.1 million compared to the prior year’s second fiscal quarter due mostly to strong Pierce and airport products deliveries that more than offset weaker towing & recovery sales.

Operating income in this segment increased to $24.7 million, or 8.4% of sales, compared to the prior year quarter due largely to increased volume and a better product mix.

Compared to prior year, fire & emergency backlog was up 8.9% to $680.4 million on March 31, 2009 due mostly to higher fire apparatus backlog related to continued market share gains and several strong quarters for orders.

Please turn to slide 15.

Commercial

Commercial sales decreased 24.7% to $188.9 million, compared to last year’s second fiscal quarter. The decrease was driven by substantially lower sales of concrete mixers and batch plants.

This segment incurred an operating loss of $8.2 million, or 4.4% of sales, compared to a loss of $5.5 million, or 2.2% of sales, in the prior year quarter. The adverse change in operating margin was the result of significantly lower volume, partially offset by improved results at Geesink and cost reduction activities.

Backlog for the commercial segment at March 31, 2009 was $132.1 million, down 46.7% compared to March 31, 2008 on significantly lower backlog for concrete placement products.

Please turn to slide 16 and I’ll turn the call back to Bob.

Bob Bohn

Thanks, Dave.

Expectations Going Forward

For the next six to twelve months, we expect our company to face a mixed outlook, likely resulting in a consolidated loss for the full year, excluding the impact of the impairment charges recorded during the second quarter. Our defense, Pierce fire apparatus, airport products and domestic refuse collection vehicle businesses should continue to perform well based on their current backlogs and multiple business opportunities. In particular, our defense group is competing for several programs that will be decided in the next two to three quarters. But, in our other businesses, we will continue to face difficult, and in some cases very difficult, market conditions until the global economy and credit markets stabilize.

Through this period, we expect to continue to launch strong new products that our customers desire and value. We will continue to build and strengthen our distribution. Leading our markets with the best products and aftermarket support has been and will continue to be part of the Oshkosh approach to winning in the marketplace whether we are in a recession or an economic recovery. We have strong brands that are second to none, and we are committed to keeping them there.

Of course, we will also continue to aggressively manage our costs, inventories and cash flow. We will maintain an intense pursuit of every potential sales opportunity, and do what we believe it takes to manage the business until there is an economic recovery. Oshkosh is built strong, and we expect to power our way through this recession.

With that, I will turn it back over to Pat and the operator for questions.

Pat Davidson

Thanks Bob. I’d like to remind everyone to limit their questions to one plus a follow-up. Please avoid questions with multiple subparts as this makes it difficult to ensure that everyone participates. After the follow-up, we ask that each participant get back in queue to ask additional questions.

Operator, please begin the question and answer period of this call.